EXHIBIT 99

RETRACTABLE TECHNOLOGIES PRAISES CONGRESSIONAL ACTION REQUIRING SAFETY SYRINGES IN GLOBAL AIDS BILL

LITTLE ELM, TX, Feb. 18, 2004—Thomas J. Shaw, president and CEO of Retractable Technologies, Inc., a leading maker of automated retraction safety needle devices, today applauded Congress for requiring that syringes provided to Africa under the Global AIDS initiative include safety as well as reuse prevention features. These provisions were contained in the Consolidated Appropriations Act approved by the Senate and signed by President Bush in late January.

An earlier version of the bill had called for devices that are non-reusable, but it did not require that they include safety features that prevent exposure to contaminated needles. “Unsafe injections are a major cause of transmission of HIV/AIDS, hepatitis, and other bloodborne diseases in Africa and elsewhere in the developing world, and this legislation is an important first step in protecting African patients from needle reuse and healthcare workers and communities from exposure to potentially deadly contaminated needles,” said Shaw. “Africa’s healthcare workers risk their lives every day to treat legions of AIDS victims, and Congress is to be applauded for its wisdom in requiring devices that protect workers as well as patients,” he added. Besides protecting workers, syringes with safety features also reduce medical waste, a major problem in developing countries.

Recent studies indicate that unsafe healthcare, including needle reuse, may account for 30 percent or more—or well over one million—of new HIV/AIDS cases in Africa each year, far above the levels estimated by the World Health Organization (WHO). In addition, Retractable, using publicly available data from the WHO and the Centers for Disease Control (CDC), has estimated that nearly 1000 African healthcare workers may contract HIV/AIDS through accidental needlestick injuries each year.

The provisions relating to safety syringes are included in the Global AIDS initiative section of the Consolidated Appropriations bill. The bill calls for up to $75 million to be allocated for “safe and appropriate” injections, infection control and prevention, and blood safety programs. More specifically, it requires the “provision of syringes with the re-use prevention and safety feature(s) that will effectively reduce exposure to contaminated syringes and needles…”

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market, the Company’s ability to resolve its litigation with Becton Dickinson; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson, in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan Chief Financial Officer (888)806-2626 or (972)294-1010 rtifinancial@vanishpoint.com	Media Contact: Phillip L. Zweig Communications Director (212)490-0811 or (214)912-7415 (cell) plzweig@aol.com